                                                                     Exhibit 2.1




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                            ASSET PURCHASE AGREEMENT


                                 by and between


                     CAPRIUS, INC. and CAPRIUS SYSTEMS, INC.

                                   as Sellers,


                                       and


                          PACIFIC REPUBLIC CAPITAL CORP

                                    as Buyer











                  ---------------------------------------------

                                   Dated as of

                                 April 27, 1999


                  ---------------------------------------------




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



                             ARTICLE I. DEFINITIONS

Section 1.1.  Definitions......................................................1

                           ARTICLE II. SALE OF ASSETS

Section 2.1.  Sale of Assets...................................................8
Section 2.2.  Purchase Price...................................................8
Section 2.3.  The Closing  8
Section 2.4.  Deliveries at the Closing........................................9
Section 2.5.  Post Closing Transfers...........................................9
Section 2.6.  Proration of Expenses...........................................10
Section 2.7.  Assumed Liabilities.............................................11

           ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Section 3.1.  Organization of the Sellers.....................................11
Section 3.2.  Authorization of Transaction....................................11
Section 3.3.  Noncontravention................................................12
Section 3.4.  Brokers' Fees...................................................12
Section 3.5.  Title to Assets.................................................12
Section 3.6.  CIC.............................................................13
Section 3.7.  Financial Statements............................................13
Section 3.8.  Absence of Certain Changes......................................14
Section 3.9.  Undisclosed Liabilities.........................................14
Section 3.10.  Legal Compliance...............................................14
Section 3.11.  Real Property..................................................14
Section 3.12.  Intellectual Property..........................................15
Section 3.13.  Tangible Assets................................................16
Section 3.14.  Contracts and Commitments......................................16
Section 3.15.  Litigation.....................................................17
Section 3.16.  Environment, Health, and Safety................................17
Section 3.17.  Taxes..........................................................17
Section 3.18.  Inventory......................................................18
Section 3.19.  Insurance......................................................18
Section 3.20.  Employees......................................................18

             ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE BUYER

Section 4.1.  Organization of the Buyer.......................................19
Section 4.2.  Authorization of Transaction....................................19
Section 4.3.  Noncontravention................................................20
Section 4.4.  Brokers' Fees...................................................20

                              ARTICLE V. COVENANTS

Section 5.1.  Further Assurances..............................................20
Section 5.2.  Transition......................................................21
Section 5.3.  Bulk Transfer...................................................21
Section 5.4.  Covenant Not to Compete.........................................21
Section 5.5.  Employee and Employee Plans.....................................22
Section 5.6.  Capitalization..................................................22
Section 5.7.  Allocation......................................................22


                                       (i)

                              ARTICLE VI. REMEDIES

Section 6.1.  Survival........................................................22
Section 6.2.  Indemnification Provisions for Benefit of the Buyer.............23
Section 6.3.  Indemnification Provisions for Benefit of the Sellers...........23
Section 6.4.  Certain Limitations.............................................23
Section 6.5.  Procedure for Indemnification...................................24

                           ARTICLE VII. MISCELLANEOUS

Section 7.1.  No Third Party Beneficiaries....................................25
Section 7.2.  Entire Agreement................................................25
Section 7.3.  Succession and Assignment.......................................25
Section 7.4.  Counterparts....................................................25
Section 7.5.  Headings........................................................26
Section 7.6.  Notices.........................................................26
Section 7.7.  Governing Law...................................................27
Section 7.8.  Amendments and Waivers..........................................27
Section 7.9.  Severability....................................................27
Section 7.10.  Expenses.......................................................27
Section 7.11.  Construction...................................................27
Section 7.12.  Specific Performance...........................................27
Section 7.13.  Submission to Jurisdiction.....................................28
Exhibit A -    Form of Legal Opinion of Counsel to Sellers
Exhibit B -    Form of Legal Opinion of Counsel to Buyer
Exhibit C -    Form of Settlement Statement






                                      (ii)

                            ASSET PURCHASE AGREEMENT


                  This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of April 27, 1999, is by and between CAPRIUS, INC., a Delaware corporation ("Caprius"), CAPRIUS SYSTEMS, INC., a Delaware corporation ("Caprius Systems" and, together with Caprius, the "Sellers") and PACIFIC REPUBLIC CAPITAL CORP, a California corporation (the "Buyer"). The Sellers and the Buyer are referred to collectively herein as the "Parties".

                  WHEREAS, Sellers directly or indirectly own or have rights to use substantially all of the assets used in the business and operations of the MRI business (the "Business");

                  WHEREAS, Buyer desires to purchase from Sellers and Sellers desire to sell to Buyer, substantially all of the assets owned or rights held by Sellers for use in the business and operations of the Business, all in accordance with and subject to the terms and conditions of this Agreement.

                  NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements herein contained, Buyer and Sellers hereby agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

                  Section 1.1. Definitions. Any term used in this Agreement and not defined in this Section 1 shall have the meaning assigned to it therein.

          "Acquired Assets" means all right, title, and interest in and to all of the assets constituting the Business, including all

          (a) tangible personal property of Sellers located at the Sellers' facility in Wilmington, Massachusetts (such as machinery, equipment, personal computers, copiers, fax machines supplies, manufactured and purchased parts, goods in process and finished goods, office furniture, automobiles, and tools), and all other equipment necessary to operate the Business, except the furnitures located in the offices of Messrs. Jack Nelson and Enrique Levy and three personal computers to be retained by the Sellers;

          (b) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions,

          (c) leases, subleases, and rights thereunder, including (i) the Indenture of Lease between John T. Spinelli and Caprius, dated May 5, 1991, and letter dated February 20, 1996, inclusive of the security deposit held by the landlord; (ii) the sublease between Caprius and Alliance Imaging, Inc. (formerly Medical Diagnostics, Inc.) dated September 1, 1995 and Amendment No. 1 to the Sublease dated February 27, 1997; and (iii) the Indenture of Sublease between Caprius and QC Optics, Inc. dated April 15, 1997, including the $32,540 deposit money held by Caprius representing the last two months' rent;

          (d) agreements, contracts, indentures, mortgages, instruments, Security Interests, guaranties, other similar arrangements, and rights thereunder, including (i) all hospital equipment and research agreements, (ii) all equipment, installation orders, agreements or letters of intent and (iii) all supplier contracts, including deposits held by suppliers;

          (e) accounts, notes, and other receivables to the extent they relate to the Business;

          (f) equipment including all medical equipment of Sellers located at Magee Hospital, Englewood Hospital and University of Arkansas, inclusive of all accounts receivable, prepaid expenses or other assets related to the sites, provided that in the event that $100,000 in funds held in escrow on the Fleet Leases are released from escrow, such released funds shall be the property of the Buyer solely upon the release of any applicable guarantee from the Sellers;

          (g) all the shares of capital stock of Caprius Imaging Corp. (the "Shares") and (solely for purposes of clarification) all assets and Liabilities of CIC;

          (h) claims, deposits, prepayments, refunds, causes of action, chooses in action, rights of recovery, rights of set off, and rights of recoupment;

          (i) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies necessary to operate the Business; and

          (j) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials relating to the Business, provided that, upon request by any of the Sellers, the Buyer will remove from any such books and records any information contained thereon that does not relate to the Business or the Acquired Assets and destroy or return it promptly to such Seller.

provided, however, that the Acquired Assets shall not include (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of each Seller as a corporation or its internal corporate matters and financial relationships with its lenders and Affiliates;
(ii) any of the rights of the Sellers under this Agreement; (iii) all books and records that the Sellers are required by law to retain, and all records of the Sellers relating to the disposition of the Acquired Assets; (iv) any assets and properties of the Sellers or CIC that are disposed of prior to April 1, 1999;
(v) all tax returns and supporting materials and all original financial statements and supporting materials; (vi) any interest in and to any refunds of Taxes for periods prior to April 1, 1999; (vii) the Great Plains Accounting Software Financials (and related License); (viii) any insurance policies, amounts due to the Sellers or CIC from employees, bonds, letters of credit, certificates of deposit, or other similar items, and any cash surrender value in regard thereto; (ix) any pension, profit-sharing, or employee benefit plans; (x) the Sellers' interest in any item of Confidential Information that is not used in the conduct of the Business; (xi) any claim or cause of action by the Sellers or CIC relating to the period prior to April 1, 1999; (xii) any commercial sign of the Sellers; and (xiii) any Cash of the Sellers on or prior to the Closing Date.

          "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

          "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

          "Assumed Liabilities" means:

          (a) all accounts payable of the Sellers associated with the Business that are listed in Section 1.1 of Sellers' Disclosure Schedule, all accounts payable and all employee related expenses for Transferred Employees allocable to the period commencing April 1, 1999, including without limitation (i) one-half of the amount of legal fees billed by Fish & Richardson ($9,130);

               (ii) ISG Technologies software license fee in the amount of $35,000 and (iii) Magnex Scientific magnets costs in the amount of $155,000;

          (b) all accrued vacation for the Transferred Employees (excluding Sellers' Chief Financial Officer and Vice President of Sales), and fifty percent (50%) of the costs of one week of vacation, including payroll taxes and fringe benefits, for those employees required to receive vacation pay and/or take a vacation prior to their transfer to the Buyer, for which the Sellers shall receive a credit pursuant to Section 2.6(a) hereof;

          (c) all payroll and related fringe benefit costs incurred by Sellers with respect to all Transferred Employees from and after April 1, 1999;

          (d)  all obligations and Liabilities of Sellers under the Leases; and

          (e) all obligations for which the Buyer will have received a credit under Section 2.6 hereof;

          "Audited Financial Statements" has the meaning set forth in Section
3.7 hereof.

          "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

          "Business" shall have the meaning set forth in the preamble hereto.

          "Buyer" has the meaning set forth in the preamble hereto.

          "Buyer Disclosure Schedule" has the meaning set forth in Article IV hereof.

          "Buyer Material Adverse Effect" has the meaning set forth in Section
4.1 hereof.

          "Caprius" means Caprius, Inc., a Delaware corporation.

          "Caprius Systems" means Caprius Systems, Inc., a Delaware corporation.

          "Cash" means cash and cash equivalents (including checking accounts, bank accounts, marketable securities and short term investments).

          "Cash Purchase Price" has the meaning set forth in Section 2.2 hereof.

          "CIC" means Caprius Imaging Corp., a Massachusetts corporation.

          "Closing" has the meaning set forth in Section 2.3 below.

          "Closing Date" has the meaning set forth in Section 2.3 below.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Confidential Information" means any information concerning the businesses and affairs of the Sellers and CIC that is not already generally available to the public.

          "Copelco" means Copelco Capital, Inc.

          "Copelco Leases" means (i) the Loan and Security Agreement between Caprius and Copelco dated as of May 29, 1998, relating to a $300,000.00 loan made by Copelco to Caprius, and (ii) the Loan and Security Agreement between Caprius and Copelco relating to a $380,000.00 loan made by Copelco to Caprius, and all agreements related thereto.

          "Deductible Amount" has the meaning set forth in Section 6.4 hereof.

          "Englewood Hospital" means the Englewood Hospital and Medical Center in Englewood, New Jersey.

          "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws of any federal, state or local governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

          "Financial Statements" has the meaning set forth in Section 3.7 below.

          "Fleet" means Fleet Healthcare Finance (formerly Sanwa Healthcare Finance Capital Corporation).

          "Fleet Leases" means (i) the Master Lease No. 644 dated as of January 1, 1998 between Caprius and Fleet, and (ii) the Master Loan Agreement No. 661 dated as of February 1, 1998 between ANMR Imaging Corp. and Fleet, and all agreements related thereto.

          "GAAP" means United States generally accepted accounting principles as in effect from time to time.

          "Guarantee Obligation" has the meaning set forth in Section 5.2 hereof.

          "Hazardous Materials" means all substances defined as hazardous substances in the Comprehensive Environmental Response, Compensation and Liability Act.

          "Indemnified Party" has the meaning set forth in Section 6.5(a) below.

          "Indemnifying Party" has the meaning set forth in Section 6.5(a) below.

          "Insurance Policies" has the meaning set forth in Section 3.19 hereof.

          "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, and patent applications, including all patents related to the Business together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, including trademarks and trade names related to the Business, inclusive of the Logo design, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith and all applications, registrations, and renewals in connection therewith, excluding the trade name CAPRIUS and pending trademark applications for CAPRIUS, INC. and CAPRIUS ENHANCING BREAST IMAGING, which items the Sellers agree to refrain from using in connection with the Business (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) all computer software (including data and related documentation), (f) all copies and tangible embodiments thereof (in whatever form or medium), and (g) all other licenses, permits, applications, registrations, and consents used to operate the Business.

          "Inventory" has the meaning set forth in Section 3.18 hereof.

          "Leases" means the Copelco Leases and the Fleet Leases.

          "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

          "Magee Hospital" means the Magee Women's Hospital located in Pittsburgh, Pennsylvania.

          "Material Contracts" has the meaning set forth in Section 3.14(b) hereof.

          "Ordinary Course of Business" means the ordinary course of business consistent with reasonable past custom and practice.

          "Parties" has the meaning set forth in the preamble hereto.

          "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

          "Post Closing Assents" has the meaning set forth in Section 2.5 hereof.

          "Release" shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act.

          "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, and (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings.

          "Sellers" has the meaning set forth in the preamble hereto.

          "Sellers' Disclosure Schedule" has the meaning set forth in Article 3 below.

          "Sellers' Material Adverse Effect" shall have the meaning set forth in
Section 3.1 hereof.

          "Settlement Statement" has the meaning set forth in Section 2.6(b) hereof.

          "Shares" means all the shares of capital stock of Caprius Imaging
Corp.

          "Tax" shall mean any U.S. Federal, state, local or foreign and other taxes, assessments, duties and similar charges of any kind imposed by any taxing authority, including interest, penalties and additions thereto.

          "Tax Return" means any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

          "Third Party Claim" has the meaning set forth in Section 6.5(a) below.

          "Transferred Employees" means all employees of the Sellers who are hired by the Buyer.

          "Unaudited Financial Statements" has the meaning set forth in Section
3.7 below.

          "University of Arkansas" means the University of Arkansas for Medical Sciences in Little Rock, Arkansas.

                                   ARTICLE II.

                                 SALE OF ASSETS

          Section 2.1. Transfer of Assets. Subject to the terms and conditions herein set forth, the Sellers hereby sell, convey, transfer, assign and deliver to the Buyer, and the Buyer hereby purchases and accepts from the Sellers, on the Closing Date, all right, title and interest of the Sellers in and to all of the Acquired Assets.

          Section 2.2. Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, in reliance on the representations, warranties, covenants and agreements of the parties contained herein, the purchase price for the sale and transfer of the Acquired Assets to be delivered at Closing by the Buyer to the Sellers shall consist of (i) one million dollars ($1,000,000) in cash (the "Cash Purchase Price") and (ii) the assumption by the Buyer of the Assumed Liabilities.

          Section 2.3. The Closing. The Closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Willkie Farr & Gallagher, 787 Seventh Avenue, New York, NY 10019, contemporaneously with the execution of this Agreement (the "Closing Date").

          Section 2.4. Deliveries at the Closing.

          (a) At the Closing, Sellers shall deliver the following to Buyer:

               (i) such deeds, bills of sale, endorsements, assignments and other instruments of transfer and conveyance satisfactory in form and substance to counsel for Buyer;

               (ii) Stock certificate(s) with appropriate transfer stamps, if any, affixed thereto, representing the Shares with appropriate stock powers duly endorsed in blank or accompanied by other duly executed instruments of transfer;

               (iii) The resignations of such members of the board of directors and officers of CIC as Buyer shall have requested prior to the Closing Date;

               (iv) Any payment required to be made by Sellers pursuant to
          Section 2.6 hereof;

               (v) An opinion of counsel substantially in the form of Exhibit A attached hereto; and

               (vi) Such additional documents, information and materials as Buyer shall reasonably request;

          (b) At the Closing, Buyer shall deliver to Sellers:

               (i) The Cash Purchase Price;

               (ii) such instrument of assumption of liabilities satisfactory in form and substance to counsel for the Sellers;

               (iii) Any payment required to be made by Buyer pursuant to
          Section 2.6;

               (iv) An opinion of counsel substantially in the form of Exhibit B attached hereto; and

               (v) Such additional documents, information and materials as Sellers shall reasonably request.

          (c) Any payment to be made pursuant to Sections 2.4 and 2.6 of this Agreement shall be made by wire transfer of immediately available funds to such bank account or bank accounts designated by the Party receiving such payment.

          Section 2.5. Post Closing Transfers. At the Closing the Parties shall list the Acquired Assets that cannot be assigned at the Closing by reason of the need for government approvals or third party consents ("Post Closing Assents"). Sellers shall use its diligent best efforts to cause all Post Closing Assents to be transferred to Buyer as soon as possible after the Closing, provided, however, that no contract shall be assigned contrary to law or the terms of such contract and, with respect to the contracts that cannot be assigned to the Buyer at Closing, the performance obligations thereunder of the Sellers or CIC, as the case may be, shall, unless not permitted by such contract, be deemed to be subleased or subcontracted to the Buyer until such contract has been assigned.

          Section 2.6. Proration of Expenses.

          (a) Except as otherwise provided in this Agreement, all expenses, obligations and liabilities arising from the operation of the Business, including business and license fees, utility charges, personal property taxes and assessments levied against the Acquired Assets, property and equipment rentals, applicable license or other fees, sales and service charges, and similar prepaid and deferred items, shall be prorated between the Sellers and the Buyer in accordance with the principle that the Sellers shall be responsible for all expenses, costs, liabilities, and obligations allocable to the operations of the Business for the period prior to April 1, 1999, and the Buyer shall be responsible for all expenses, costs, liabilities, and obligations allocable to the operations of the Business for the period after April 1, 1999. To effectuate the proration of expenses, the Sellers shall receive a credit equal to the amount of any expenses, costs, liabilities, or obligations that are paid or incurred by the Sellers and are allocable to the operations of the Business for the period after April 1, 1999 and the Buyer shall receive a credit equal to the amount of any expenses, costs, liabilities, or obligations that are paid or incurred by the Buyer and are allocable to the operations of the Business for the period before April 1, 1999. Any determination whether any expense, cost, liability, or obligation is allocable to or relates to the period before or after April 1, 1999 shall be based on the extent to which all facts and circumstances necessary for the accrual of such expense, cost, liability, or obligation in accordance with generally accepted accounting principles have been satisfied as of April 1, 1999.

          (b) For purposes of finally determining and settling the prorations required by Section 2.6(a), at Closing, the Parties will take the following actions:

               (i) Sellers shall deliver to Buyer at Closing a settlement statement in the form of Exhibit C hereof which shall set forth Sellers' good faith estimate of the prorations under Section 2.6(a) ("Settlement Statement"). The Settlement Statement (A) shall contain all information reasonably necessary to determine the credits to each party, taking into account all prorations under Section 2.6(a), to the extent such prorations can be determined or estimated as of the date hereof, and (B) shall be based upon expenses as of the date of the most recent Unaudited Financial Statements of Sellers or later if practicable. The Settlement Statement shall be final and binding upon the Parties.

               (ii) The Sellers shall pay or cause to be paid to or for the account of the Buyer at Closing the amount, if any, by which the credits to the Buyer pursuant to Section 2.6(a) exceed the credits to the Sellers pursuant to Section 2.6(a), each as estimated in the Settlement Statement pursuant to Section 2.6(b)(i), in accordance with the payment method set forth in Section 2.4(c).

               (iii) The Buyer shall pay or cause to be paid to or for the account of the Sellers at Closing the amount, if any, by which the credits to the Buyer pursuant to Section 2.6(a) exceed the credits to the Sellers pursuant to Section 2.6(a), each as estimated in the Settlement Statement pursuant to Section 2.6(b)(i), in accordance with the payment method set forth in Section 2.4(c).

          Section 2.7. Assumed Liabilities. As additional consideration for the Acquired Assets, from and after the Closing, the Buyer shall assume and the Buyer hereby agrees to pay, perform and discharge when due all the Assumed Liabilities but regardless of whether any consent to the assignment of any contract has been obtained. Anything in this Agreement to the contrary notwithstanding, the Sellers shall be responsible for all of the liabilities and obligations not hereby expressly assumed by Buyer and Buyer shall not assume, or in any way be liable or responsible for, any liabilities or obligations of the Sellers not included within the definition of Assumed Liabilities.

                                  ARTICLE III.

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

          The Sellers, jointly and severally, represent and warrant to the Buyer that the statements contained in this Article III are correct and complete as of the date of this Agreement and as of the Closing Date, except as set forth in the disclosure schedule accompanying this Agreement ("Sellers' Disclosure Schedule"). Sellers' Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement.

          Section 3.1. Organization of the Sellers. Each of the Sellers is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and each other state in which it is required to qualify to do business except where the failure to be so organized, existing and in good standing will not either (i) have a material adverse effect on the business, operations, assets or financial condition or results of operations of the Business, taken as a whole or (ii) materially impair the ability of the Sellers to perform any of their obligations under this Agreement (either of such effects, a "Sellers' Material Adverse Effect").

          Section 3.2. Authorization of Transaction. Each of the Sellers has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The board of directors of each Seller has duly authorized the execution, delivery, and performance of this Agreement by such Seller. This Agreement constitutes the valid and legally binding obligation of the Sellers, enforceable in accordance with its terms and conditions, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity).

          Section 3.3. Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Sellers or CIC is subject or any provision of the charter or bylaws of any of the Sellers or CIC , except such violations which, in the aggregate, will not have a Sellers' Material Adverse Effect or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of any agreement, contract, lease, license, instrument, or other arrangement relating to the Business to which any of the Sellers or CIC is a party or by which it is bound or to which any of its assets is subject, except such conflicts, breaches, defaults or accelerations which, individually or in the aggregate, will not have a Sellers' Material Adverse Effect. None of the Sellers or CIC needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except as set forth in Section 3.3 of Sellers' Disclosure Schedule or such notices, filings, authorizations, consents or approvals which, if not obtained or made, will not, in the aggregate, have a Sellers' Material Adverse Effect.

          Section 3.4. Brokers' Fees. None of the Sellers or CIC have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

          Section 3.5. Title to Assets. Except as disclosed in Section 3.5 of Sellers' Disclosure Schedule, the Sellers and CIC have good and valid title to, or a valid leasehold interest in, the material Acquired Assets and will transfer all the Acquired Assets to Buyer free and clear of all Security Interests except those which, in the aggregate, are not reasonably likely to impair, in any material respect, the continued use of the Acquired Assets.

          Section 3.6. CIC. Section 3.6 of Sellers' Disclosure Schedule sets forth for CIC (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, and
(iv) all accounts payables of CIC. CIC is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation except where the failure to be so organized, existing and in good standing will not have a Sellers' Material Adverse Effect. CIC is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except where the failure to be so authorized and in good standing will not have a Sellers' Material Adverse Effect. CIC has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it except where the failure to have such licenses, permits or authorizations will not have a Sellers' Material Adverse Effect. The Sellers have delivered to the Buyer correct and complete copies of the charter and bylaws of CIC (as amended to date). All of the issued and outstanding shares of capital stock of CIC have been duly authorized and are validly issued, fully paid, and nonassessable, and are held by Caprius. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Caprius to sell, transfer, or otherwise dispose of any capital stock of CIC or that could require CIC to issue, sell, or otherwise cause to become outstanding any of its own capital stock (other than this Agreement).

          Section 3.7. Financial Statements. Sellers have delivered to Buyer the following financial statements (collectively the "Financial Statements"): (i) audited consolidated balance sheets and statements of income, changes in control account, and cash flow as of and for the fiscal years ended September 30, 1996, September 30, 1997, and September 30, 1998 (the "Audited Financial Statements") of Caprius; and (ii) unaudited consolidated and consolidating balance sheets and statements of income, changes in control account, and cash flow (the "Unaudited Financial Statements") as of and for the three (3) months ended December 31, 1998 of Caprius. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly in all material respects the financial condition of the Sellers and CIC as of such dates and the results of operations of the Sellers and CIC for such periods, are correct and complete, and are consistent with the books and records of the Sellers and CIC; provided, however, that the Unaudited Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

          Section 3.8. Absence of Certain Changes. Since December 31, 1998, the Sellers taken as a whole have not (a) suffered any change in the Business, except such changes which, in the aggregate, are not reasonably likely to have a Sellers' Material Adverse Effect, (b) suffered any material loss, damage, destruction or other casualty to the Acquired Assets, or (c) conducted the Business in any material respect not in the Ordinary Course of Business.

          Section 3.9. Undisclosed Liabilities. None of the Sellers or CIC has any material Liability that will affect the Business or the Buyer's receipt or operation of the Acquired Assets (and to Sellers' knowledge there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth in the Financial Statements and
(ii) Liabilities which have arisen in the Ordinary Course of Business since the date of the balance sheet included in the Unaudited Financial Statements.

          Section 3.10. Legal Compliance. To Sellers' knowledge, none of the Sellers or CIC are in default or violation of any laws applicable to the Business (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, and local governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any such default or violation.

          Section 3.11. Real Property. Section 3.11 of Sellers' Disclosure Schedule lists all leases and subleases to be assigned under this Agreement. With respect to each lease and sublease listed in Section 3.11 of Sellers' Disclosure Schedule:

          (a) the lease is legal, valid, binding, enforceable against the landlord, and, to Sellers' knowledge, the sublease is legal, valid, binding, enforceable against the tenant, and is in full force and effect;

          (b) Except for the need to obtain any consents which may be applicable, the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; and

          (c) None of the Sellers or CIC, nor, to Sellers' knowledge, any party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination or acceleration thereunder except such defaults which, in the aggregate, will not have a Sellers' Material Adverse Effect.

          Section 3.12. Intellectual Property.

          (a) The Sellers and CIC own or have the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property which is material for the operation of the Business as presently conducted and as presently proposed to be conducted.

          (b) To Sellers' knowledge, the use of the Intellectual Property by the Sellers or CIC does not interfere with, infringe upon, misappropriate, or otherwise come into conflict with any intellectual property rights of third parties, and as of the date of this Agreement, the Sellers have not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation. To Sellers' knowledge, no third party is interfering with, infringing upon, misappropriating, or otherwise coming into conflict with any Intellectual Property rights of any of the Sellers or CIC.

          (c) Section 3.12(c) of Sellers' Disclosure Schedule identifies each patent or registration which has been issued to the Sellers and CIC with respect to Intellectual Property, identifies each pending patent application or application for registration which any of the Sellers or CIC has made with respect to Intellectual Property, and identifies each material license, agreement, or other permission which any of the Sellers or CIC has granted to any third party with respect to any of its Intellectual Property used in the Business. The Sellers have delivered to the Buyer correct and complete copies of all such patents, registrations, pending applications, licenses, agreements, and permissions (as amended to date) and have made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 3.12(c) of Sellers' Disclosure Schedule also identifies material trade names, trademarks or unregistered trademarks used by the Sellers and CIC in connection with the Business. With respect to each material item identified in Section 3.12(c) of Sellers' Disclosure Schedule (other than licenses, agreements or other permissions granted to any third party) and except as set forth therein:

               (i) the Sellers' or CIC possess all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other material restriction;

               (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; and

               (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to Sellers' knowledge, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item;

          (d) Section 3.12(d) of Sellers' Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that any of the Sellers or CIC uses in connection with the Business pursuant to license, sublicense, agreement, or permission. The Sellers have delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item identified in
Section 3.12(d) of Sellers' Disclosure Schedule:

               (i) To Sellers' knowledge, the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

               (ii) Except for the need to obtain any consent which may be applicable, to Sellers' knowledge, the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect following the consummation of the transactions contemplated hereby;

               (iii) None of the Sellers or CIC, nor, to Sellers' knowledge, any party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder except such defaults which, in the aggregate, will not have a Sellers' Material Adverse Effect; and

               (iv) Except as set forth in Section 3.12(d) of Sellers' Disclosure Schedule, none of the Sellers or CIC has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

          Section 3.13. Tangible Assets. The Sellers and CIC own or lease all buildings, machinery, equipment, and other tangible assets used in the conduct of the Business as presently conducted and as presently proposed to be conducted. Each such tangible asset is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used and presently is proposed to be used.

          Section 3.14. Contracts and Commitments. (a) Section 3.14 of Sellers' Disclosure Schedule lists all contracts and commitments of any nature, whether oral or written, requiring annual payments by or to Sellers in excess of five thousand dollars ($5,000) relating to the Business to which any of the Sellers or CIC is a party or by which it is bound. The Sellers have delivered to the Buyer a correct and complete copy of each written agreement listed in Section 3.14 of Sellers' Disclosure Schedule.

          (b) With respect to each agreement listed in Section 3.14 of Sellers' Disclosure Schedule which requires annual payments in excess of ten thousand dollars ($10,000) ("Material Contracts"): (i) the Material Contract is legal, valid, binding, enforceable, and in full force and effect; (ii) except for the need to obtain any consents which may be applicable, the Material Contract will continue to be legal, valid, binding, enforceable, and in full force and effect following the consummation of the transactions contemplated hereby; and (iii) none of the Sellers or CIC, nor, to Sellers' knowledge, any party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement except such defaults which, in the aggregate, will not have a Sellers' Material Adverse Effect.

          Section 3.15. Litigation. None of the Sellers or CIC (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to Sellers' knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator for which Buyer shall be liable or that may result in claims against the Acquired Assets.

          Section 3.16. Environment, Health, and Safety. Each of the Sellers and CIC (i) is presently in compliance with, all Environmental, Health, and Safety Laws applicable to the Business, except where the failure to so comply will not have a Sellers' Material Adverse Effect; (ii) has not Released from its products, properties and facilities any Hazardous Materials, and has no knowledge of the Release or threat of Release of any Hazardous Materials from its products, properties and facilities; and (iii) has not (a) entered into or been subject to any consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter relating to the Business, (b) received notice under the citizen suit provision of any Environmental Law in connection with the Business, (c) received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any material environmental or health and safety matter relating to the Business, or (d) been subject to or, to Sellers' knowledge, threatened with any governmental or citizen enforcement action with respect to any environmental or health or safety matter relating to the Business and has no reason to believe that any matters described above will be forthcoming.

          Section 3.17. Taxes. (a) The Sellers have, within the time and manner prescribed by law, for all tax periods ending on or prior to April 1, 1999, (i) filed with the appropriate taxing authorities (or joined in the filing of) all Tax Returns required to be filed by it in respect of any Taxes other than those Tax Returns the failure of which to file would not have a Sellers' Material Adverse Effect, and each such Tax Return was complete and accurate in all material respects and (ii) paid in full all material Taxes shown to be due and payable thereon.

          (b) (i) No deficiencies for any Taxes have been asserted in writing or, to the knowledge of any of the Sellers, verbally proposed or assessed against the Sellers which remain unpaid and which in the aggregate would have a Sellers' Material Adverse Effect, or which are not being contested in good faith by appropriate proceedings; and (ii) the Sellers have adequately reserved for all material Taxes payable by the Sellers for which no Tax Return has yet been filed.

          Section 3.18. Inventory. Section 3.18 of Sellers' Disclosure Schedule sets forth, as of the date of this Agreement, a list of all the finished goods, raw materials, work in progress and inventoriable supplies owned by Sellers for use in the Business with a individual value in excess of $10,000 ("Inventory"). Each item of Inventory is merchantable and reasonably fit for the purpose intended. No item of Inventory has been damaged or presents a defect, except such damages or defects which, individually or in the aggregate, will not have a Sellers' Material Adverse Effect.

          Section 3.19. Insurance Section 3.19 of the Disclosure Schedule sets forth, as of the date of this Agreement, the list of policies of fire and casualty, liability and other forms of insurance covering the Business maintained by Sellers. Sellers maintain such policies, in such amounts, with such deductibles and against such risks and losses as are reasonable for their business, assets and properties. All material insurance policies (the "Insurance Policies") with respect to the property, assets, operations and business of the Sellers are in full force and effect and all premiums due and payable thereon have been paid in full, and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. As of the date of this Agreement, there are no pending material claims under the Insurance Policies by the Sellers as to which the insurers have denied liability. Sellers make no representation or warranty that such insurance will be continued or is continuable after the Closing.

          Section 3.20. Employees. Section 3.20 of Sellers' Disclosure Schedule sets forth a list of all individuals who are employees of the Business as of the date hereof. None of the Sellers is a party to any collective bargaining or other labor union contract applicable to persons employed by them, no collective bargaining agreement is being negotiated by the

Sellers, and Sellers do not know of any activities or proceedings of any labor union to organize any of its employees. As of the date hereof, (i) the Sellers are in compliance in all material respects with all applicable laws relating to employment and employment practices, wages, hours, and terms and conditions of employment, (ii) there are no material charges with respect to or relating to the Sellers pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices, and (iii) there is no labor dispute, strike or work stoppage against the Sellers, pending or, to Sellers' knowledge, threatened which may interfere with the Business, except where such non-compliance, charge, dispute, strike or work stoppage would not have a Sellers' Material Adverse Effect. As of the date hereof, to the knowledge of Sellers, none of the Sellers or their respective representatives or employees has committed any unfair labor practices in connection with the operation of the Business, and there is no charge or complaint against any of the Sellers, by the National Labor Relations Board or any comparable state agency pending or threatened in writing, except where such unfair labor practice, charge or complaint would not have a Sellers' Material Adverse Effect.

                                   ARTICLE IV.

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

          The Buyer represents and warrants to the Sellers that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, except as set forth in Buyer Disclosure Schedule. Buyer Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement.

          Section 4.1. Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of California and each other state in which it is required to qualify to do business, except where the failure to be so organized, existing and in good standing will not either (i) have a material adverse effect on the business, operations, assets or financial condition or results of operations of Buyer or
(ii) materially impair the ability of the Buyer to perform any of its obligations under this Agreement (either of such effects, a "Buyer Material Adverse Effect").

          Section 4.2. Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The Board of Directors of the Buyer has duly authorized the execution, delivery, and performance of this Agreement by the Buyer. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity).

          Section 4.3. Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws, except such violations which, in the aggregate, will not have a Buyer Material Adverse Effect, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement except for such notices, filings, authorizations, consents or approvals which, if not obtained or made, will not, in the aggregate, have a Buyer Material Adverse Effect.

          Section 4.4. Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any of the Sellers or CIC could become liable or obligated.

                                   ARTICLE V.

                                    COVENANTS

          The Parties agree as follows:

          Section 5.1. Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request. The Sellers acknowledge and agree that, to the extent required for any reasonable business purpose and upon reasonable advance notice to the Sellers, from and after the Closing the Buyer will be entitled to obtain and copy all documents, books, records (including, Tax records), agreements, and financial data of any sort of the Sellers and CIC relating to the Business but not included in the Acquired Assets.

          Section 5.2. Transition.

          (a) Neither party will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Sellers or CIC from maintaining the same business relationships with the Sellers, the Buyer or CIC after the Closing as it maintained with the Sellers or CIC prior to the Closing. Each party will refer all customer inquiries relating to the businesses of the other party to such other party from and after the Closing.

          (b) The Buyer agrees to pay any accounts payable, expenses or other Liabilities for which it shall have received a credit under Section 2.6(a) within thirty days after the Closing.

          (c) Until such time as the Sellers shall have received reasonable evidence that they are released from any obligation they may have to guarantee the performance of any obligation under the Leases (a "Guarantee Obligation"), the Buyer will not take any action that could reasonably be calculated to result in making any of the Sellers liable to perform any obligation under the Leases pursuant to any Guarantee Obligation.

          Section 5.3. Bulk Transfer. The Buyer hereby waives compliance by the Sellers with any applicable laws relating to bulk transfers in connection with the transactions contemplated hereby. The Sellers shall indemnify the Buyer with respect to any failure to comply with such bulk transfer laws.

          Section 5.4. Covenant Not to Compete. For a period of two (2) years from and after the Closing Date, the Sellers will not engage directly or indirectly in the business of developing or commercializing breast imaging systems in the United States; provided, however, that no owner of less than 5% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. If the final judgment of a court of competent jurisdiction declares that any term or provision of this
Section 5.4 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

          Section 5.5. Employee and Employee Plans. The Buyer shall offer to hire, effective as of the Closing Date, each Listed Employee who continues to be actively employed by any of the Sellers on the Closing Date. The employees who accept such offers of employment shall become employees of the Buyer as of the Closing Date. Effective as of the Closing Date, each Transferred Employee's active participation in any employee benefit plans, programs, policies, contracts and arrangements maintained by the Sellers or CIC, and the accrual of all benefits thereunder, shall cease.

          Section 5.6. Capitalization. Commencing 90 days after the Closing and until such time as the Sellers shall have received reasonable evidence that they are released from any obligation they may have to guarantee the performance of any obligation under the Leases, the Buyer shall maintain total paid-up capital and long-term debt in an amount of at least $3,000,000 and cause any person to which it shall assign or delegate any of its obligations under any of the Leases to have total paid-up capital and long-term debt in an amount of at least $3,000,000.

          Section 5.7. Allocation. Buyer and Seller agree that they shall negotiate in good faith to enter into an agreement on or after the Closing Date concerning the allocation of the Purchase Price and the Assumed Liabilities among the Purchased Assets. Within 30 days after the Closing Date, Buyer and Seller shall prepare and file those statements or forms (including Form 8594) required by Section 1060 of the Code and the regulations thereunder and shall file such statements or forms with their respective federal income Tax Returns. The parties shall prepare such statements or forms consistently with any agreed allocation of all or a portion of the Purchase Price to the assets. Each party shall provide the other party with a copy of such statements or forms as filed.

                                   ARTICLE VI.

                                    REMEDIES

          Section 6.1. Survival.

          (a) All the representations and warranties of the Parties contained in this Agreement shall survive the Closing and continue in full force and effect for a period of three (3) years thereafter, except that the representations and warranties of the Sellers contained in Section 3.5 and Section 3.15 hereof shall survive the Closing and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

          (b) All covenants and agreements contained herein are to be performed in whole or in part subsequent to the Closing and shall survive the Closing in accordance with their terms.

          (c) The sole and exclusive remedy for any breach of any representation, warranty, covenant or agreement shall be pursuant to Article VI hereof. Under no circumstances shall Sellers or Buyer be liable for consequential, incidental or punitive damages.

          Section 6.2. Indemnification Provisions for Benefit of the Buyer.

          (a) In the event any of the Sellers breaches any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 6.1 hereof, provided that the Buyer makes a written claim for indemnification pursuant to Section 6.1 hereof against the Sellers within such survival period, then the Sellers agree to indemnify the Buyer from and against any Adverse Consequences the Buyer may suffer through the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by such breach.

          (b) The Sellers agree to indemnify the Buyer from and against any Adverse Consequences the Buyer may suffer resulting from or arising out of any Liability of the Sellers which is not an Assumed Liability.

          Section 6.3. Indemnification Provisions for Benefit of the Sellers.

          (a) In the event the Buyer breaches any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 6.1 above, provided that any Seller makes a written claim for indemnification against the Buyer pursuant to
Section 6.4 hereof within such survival period, then the Buyer agrees to indemnify the Sellers from and against any Adverse Consequences the Sellers may suffer through the date of the claim for indemnification resulting from or arising out of such breach.

          (b) The Buyer agrees to indemnify the Sellers from and against any Adverse Consequences the Sellers may suffer resulting from or arising out of any Assumed Liability or the operation of the Business after the Closing.

          Section 6.4. Certain Limitations.

          (a) Notwithstanding anything herein to the contrary, no indemnification shall be available under section 6.2 hereof to the Buyer or under Section 6.3 hereof to the Sellers unless and until the aggregate amount of Adverse Consequences that would otherwise be subject to indemnification, exceeds $25,000 (in each case, the "Deductible Amount"), it being understood that once the Deductible Amount is exceeded, the aggregate of all such Adverse Consequences shall be payable by the Sellers. In addition, in calculating the Deductible Amount of Adverse Consequences hereunder, all Adverse Consequences which individually total less than $10,000 shall be excluded in their entirety and the Sellers and the Buyer in any event shall have no liability to each other hereunder for such Adverse Consequences.

          (b) Notwithstanding anything herein to the contrary, the maximum aggregate liability of the Sellers to the Buyer under Section 6.2 hereof shall not exceed $500,000.

          (c) Indemnification of Adverse Consequences under this Agreement shall be net of insurance proceeds actually paid to the Indemnified Party (as defined below) with respect to the event giving rise to such Adverse Consequence, and reduced to take account of any net Tax benefit realized by the Indemnified Party arising from the deductibility of any such Adverse Consequences or Tax.

          Section 6.5. Procedure for Indemnification.

          (a) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other Party (the "Indemnifying Party") under this Section 6.5, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

          (b) The Indemnifying Party will have the right to assume the defense of the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 30 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party acknowledges its potential liability to the Indemnified Party under this Agreement, and (B) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

          (c) Whenever the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 6.5(b) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party shall cooperate fully with the Indemnifying Party, (C) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (D) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably), provided, however, that the immediately preceding clause shall not apply in the case of relief consisting solely of money damages at least 80% of which shall be borne by the Indemnifying Party after taking into account any limitation thereon.

          (d) In the event any of the conditions in Section 6.5(b) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for actual out-of-pocket expenses incurred by the Indemnified Party in defending against the Third Party Claim (including reasonable attorneys' fees and expenses).

                                  ARTICLE VII.

                                  MISCELLANEOUS

          Section 7.1. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

          Section 7.2. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.

          Section 7.3. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided however, that the Buyer may
(i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

          Section 7.4. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          Section 7.5. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          Section 7.6. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                    If to the Sellers:

                    Jack Nelson
                    Caprius, Inc.
                    Two Executive Drive, Suite 755
                    Fort Lee, NJ  07024-3308
                    Fax: (201) 592-0393

                    Copy to:

                    Thomas M. Cerabino, Esq.
                    Willkie Farr & Gallagher
                    787 Seventh Avenue
                    New York, NY  10019
                    Fax: (212) 728-8111

                    If to the Buyer:

                    Gordon M. Olsen
                    Pacific Republic Capital Corp.
                    26 Corporate Plaza, Suite 270
                    Newport Beach, CA 92660
                    Fax: (949) 718-0971

                    With a Copy to:
                    A. Bruce Bowden, Esq.
                    One Oxford Centre
                    301 Grant Street, 20th Floor
                    Pittsburgh, PA 15219-1410
                    Fax: (412) 562-1041

          Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

          Section 7.7. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or ruling (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

          Section 7.8. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          Section 7.9. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          Section 7.10. Expenses. Each Party hereto will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

          Section 7.11. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.

          Section 7.12. Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 7.13 below), in addition to any other remedy to which it may be entitled, at law or in equity.

          Section 7.13. Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in New York, New York in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 7.6 hereof. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                       SELLERS:


                                       CAPRIUS, INC.


                                       By: /s/ Jack Nelson
                                           ------------------------------
                                           Name: Jack Nelson
                                           Title: Chief Executive Officer



                                       CAPRIUS SYSTEMS, INC.


                                       By: /s/ Jack Nelson
                                           ------------------------------
                                           Name: Jack Nelson
                                           Title: Chief Executive Officer


                                       BUYER:


                                       PACIFIC REPUBLIC CAPITAL CORP.


                                       By: /s/ Gordon M. Olsen
                                           ------------------------------
                                           Name: Gordon M. Olsen
                                           Title: President

                                    SCHEDULES

Schedule 1.1.     Accounts Payable as of April 1, 1999

Schedule 3.3.     Noncontravention

Schedule 3.5.     Title to Assets

Schedule 3.6.     CIC

Schedule 3.11.    Real Property

Schedule 3.12(c). Intellectual Property

Schedule 3.14.    Contracts and Commitments

Schedule 3.15.    Litigation

Schedule 3.18.    Inventory

Schedule 3.19.    Insurance

Schedule 3.20.    Employees

Exhibit A.        Form of Legal Opinion of Counsel to Sellers

Exhibit B.        Form of Legal Opinion of Counsel to Buyer

Exhibit C.        Form of Settlement Statement